Exhibit 10.1

STOCKHOLDERS AGREEMENT

BY AND AMONG

PRIMO BRANDS CORPORATION

AND

THE INITIAL ORCP STOCKHOLDER

November 7, 2024

TABLE OF CONTENTS

SECTION I. DEFINITIONS	2
1.1 Drafting Conventions; No Construction Against Drafter	2
1.2 Defined Terms	2

SECTION II. REPRESENTATIONS AND WARRANTIES AND COVENANTS	7
2.1 Representations and Warranties of the Initial ORCP Stockholder	7
2.2 Representations and Warranties and Covenants of the Company	7

SECTION III. REGISTRATION RIGHTS	7
3.1 Demand and Piggyback Rights	7
3.2 Notices, Cutbacks and Other Matters	11
3.3 Facilitating Registrations and Offerings	15
3.4 Indemnification	21
3.5 Transfer Restrictions	24
3.6 Rule 144	26

SECTION IV. PURCHASE AND NOTICE RIGHTS	26
4.1 Purchase and Notice Rights	26

SECTION V. BOARD OF DIRECTORS MATTERS	29
5.1 Board of Directors	29
5.2 Initial Board Matters	31
5.3 Other Governance Matters	32

SECTION VI. MATTERS REQUIRING CONSENT	32
6.1 Matters Requiring Consent	32

SECTION VII. MISCELLANEOUS PROVISIONS	34
7.1 Information and Access Rights	34
7.2 Confidentiality	37
7.3 Reliance	37
7.4 Access to Agreement; Amendment and Waiver; Actions of the Board of Directors	37
7.5 Notices	38
7.6 Counterparts	39
7.7 Remedies; Severability	39
7.8 Entire Agreement; Termination of Prior Agreements	39
7.9 Termination	39
7.10 Governing Law	39
7.11 Successors and Assigns; Beneficiaries	39
7.12 Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL	40
7.13 Further Assurances; Company Logo	41
7.14 Regulatory Matters	41
7.15 No Inconsistent Agreements; Most Favored Nations	41
7.16 In-Kind Distributions	41
7.17 Recapitalization Transactions	42

EXHIBIT

Exhibit A: Form of Joinder Agreement

Exhibit B: Role of Initial Chairperson

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made as of November 7, 2024 by and among Primo Brands Corporation, a Delaware corporation (the “Company”), Triton Water Parent Holdings, LP, a Delaware limited partnership (the “Initial ORCP Stockholder”) and any Permitted Transferee who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a “Joinder Agreement”).

RECITALS

WHEREAS, the Company, Triton Water Parent, Inc., Triton Merger Sub 1, Inc., 1000922661 Ontario Inc. and Primo Water Corporation are parties to an Arrangement Agreement and Plan of Merger, dated as of June 16, 2024 (as amended from time to time, the “Merger Agreement”);

WHEREAS, the Initial ORCP Stockholder and the Company desire to enter into this Agreement effective upon and following the Closing (as defined in the Merger Agreement) (the “Effective Time”), and from and after the Effective Time, this Agreement shall be in full force and effect, with such changes hereto, if any, as agreed among the Initial ORCP Stockholder and the Company, subject to Section 7.4 of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has approved this Agreement; and

WHEREAS, the parties hereto desire to agree upon the respective rights and obligations after the Effective Time with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement and certain matters with respect to their investment in the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I. DEFINITIONS

1.1 Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. Except to the extent otherwise provided or that the context otherwise requires: (i) the words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation”; (ii) any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement; (iii) any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations; (iv) the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof; (v) the phrase “to the extent” means the degree to which a subject or other matter extends, and not simply “if”; and (vi) the word “or” is not intended be exclusive unless expressly indicated otherwise. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with external legal counsel): (i) would be required to be made in any registration statement or report filed with the SEC by the Company so that such registration statement would not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter existing that is managed by, or which is controlled by or is under common control with, one or more general partners or managing members of, or shares the same management company with, the specified Person or any investment fund, managed account vehicle, collective investment scheme or comparable investment vehicle, other than any such vehicle formed for a single investor (“Fund”) now or hereafter existing that shares the same management company or registered investment advisor with such specified Person or any Fund now or hereafter existing that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the Fund that controls such specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; provided, that, for purposes of Section 5.1, Beneficial Ownership of Class A Common Stock shall not include any shares of Class A Common Stock issuable upon conversion of Class B Common Stock prior to the actual conversion into shares of Class A Common Stock thereof. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as the same may be amended and/or restated from time to time.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Company” shall have the meaning set forth in the preamble and shall include any successor thereto.

“Competing Director” means any Sponsor Nominee who serves as an officer, director, partner, member, or employee for any business that competes in any material respect with the Company or its Subsidiaries, if a majority of the independent Directors determines in good faith that such Sponsor Nominee’s service on the Board of Directors would constitute a violation of the Company’s bona fide conflict-of-interest policies, as applied consistently with respect to all actual or potential Directors; provided, however, that One Rock Capital Partners, LLC and its Affiliated Funds and other Affiliates (excluding any portfolio companies controlled by Funds advised by One Rock Capital Partners, LLC that so compete) will not be considered businesses that compete with the Company or its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Initial ORCP Stockholder” has the meaning set forth in the Preamble to this Agreement; provided, however, that following the date hereof, the Initial ORCP Stockholder may designate any other ORCP Stockholder (as defined below) as an additional (or a replacement) “Initial ORCP Stockholder” hereunder and if, as a result of such designation, there is more than one Initial ORCP Stockholder, the Initial ORCP Stockholders shall designate one of them to serve as the designated representative of the “Initial ORCP Stockholder” for purposes of taking any actions pursuant to this Agreement.

“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Mutually Agreed Director” means the one Director mutually agreed by the Unaffiliated Directors and the ORCP Stockholders to serve on the Board of Directors.

“NYSE” means The New York Stock Exchange.

“Other Sponsor Stockholders” means, collectively, any Sponsor Stockholders which are not ORCP Stockholders.

“ORCP Stockholders” means, collectively, (i) the Initial ORCP Stockholder (including any additional Initial ORCP Stockholder designated as such pursuant to the definition of “Initial ORCP Stockholder”) and (ii) any Sponsor Stockholder Transferees that are Affiliates of the Initial ORCP Stockholder that are directly or indirectly controlled by the Person or Persons or their respective Affiliates who control the Initial ORCP Stockholder. Unless the Company is otherwise notified in writing by the Initial ORCP Stockholder, the Initial ORCP Stockholder shall at all times serve as the designated representative to act on behalf of the ORCP Stockholders for purposes of this Agreement and shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of this Agreement; provided, however, that if the Initial ORCP Stockholder elects in its sole discretion to cease to serve as the designated representative of the ORCP Stockholders, then the Initial ORCP Stockholder or, in the absence of the Initial ORCP Stockholder doing so, a majority in interest of the members of the ORCP Stockholders at such time shall designate and appoint one member of the ORCP Stockholders to serve as the designated representative of the ORCP Stockholders for purposes of this Agreement, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of this Agreement. The Company and the Sponsor Stockholders shall be entitled to rely on all actions taken by the Initial ORCP Stockholder or such designee on behalf of the ORCP Stockholders.

“Permitted Transferee” means, with respect to any Sponsor Stockholder, (i) any Affiliate of such Sponsor Stockholder, (ii) any director, officer or employee of any Affiliate of such Sponsor Stockholder, (iii) any direct or indirect member or general or limited partner of such Sponsor Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such Sponsor Stockholder to its partners or members, as applicable (or any subsequent transfer of such Shares by the transferee to another Permitted Transferee), or (iv) any other Transferee designated as a Permitted Transferee by the ORCP Stockholders.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act), and shall include any successor (by merger or otherwise) of such entity.

“Primo Indentures” means, collectively, (i) the Indenture, dated as of October 22, 2020 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., as issuer, and the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holding Inc.’s 3.875% Senior Notes due 2028, and (ii) the Indenture, dated as of April 30, 2021 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., as issuer, and the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, governing Primo Water Holding Inc.’s 4.375% Senior Notes due 2029.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” means, at any time, (i) shares of Common Stock and (ii) any other equity securities, in each case, now or hereafter issued by the Company, together with any options, warrants or other rights thereon and any other shares or other equity securities issued or issuable with respect thereto (whether by way of a share dividend, share split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Sponsor Board Representation Number” means, at any time of determination, the total number of Directors that the Nominating Sponsor Stockholders shall have the right to nominate for election to the Board of Directors pursuant to the Certificate of Incorporation.

“Sponsor Stockholders” means, collectively, (i) the Initial ORCP Stockholder and (ii) any Sponsor Stockholder Transferees.

“Sponsor Stockholder Transferee” means a Permitted Transferee (other than pursuant to clause (iii) of the definition of “Permitted Transferee”) of (i) the Initial ORCP Stockholder or (ii) an Affiliate of the Initial ORCP Stockholder, in each case, (x) to which is Transferred any shares of Common Stock by the Initial ORCP Stockholder or a Permitted Transferee of the Initial ORCP Stockholder and (y) which becomes a party hereto by executing a Joinder Agreement; provided that any Person that is a Sponsor Stockholder Transferee that is a Permitted Transferee pursuant to clause (iv) of the definition of Permitted Transferee, shall only be considered a Sponsor Stockholder Transferee for purposes of Section V hereof if such Permitted Transferee is either (x) a Permitted Sell-Down Transferee that is not a Specified Mutual Fund (each as defined in the Merger Agreement) or (y) approved by the Unaffiliated Directors (such approval not to be unreasonably withheld, conditioned or delayed).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transferee” means the recipient of a Transfer.

“Triton Credit Agreements” means, collectively, (i) the ABL Revolving Credit Agreement, dated as of March 31, 2021 (as amended, supplemented, or otherwise modified), by and among Triton Water Intermediate, Inc., Triton Water Holdings, Inc., the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the agents, arrangers and lenders party thereto from time to time, and (ii) the Term Loan Credit Agreement, dated as of March 31, 2021 (as amended, supplemented, or otherwise modified), by and among Triton Water Intermediate, Inc., Triton Water Holdings, Inc., the guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time.

“Unaffiliated Directors” means a committee of the members of the Board of Directors who are not the Mutually Agreed Director or a Sponsor Nominee, acting by the affirmative vote of a majority vote of the total members of the committee; provided, however, for purposes of Section 5.2(e), “Unaffiliated Director” means a director who is not a Mutually Agreed Director or a Sponsor Nominee; provided further, that any matter requiring action of, or approval by, the Unaffiliated Directors herein may be taken either by (i) such a committee comprised of Unaffiliated Directors or (i) either of the Nominating and Governance Committee or Audit Committee, so long as any member of such committee that is not an Unaffiliated Director shall have recused themselves from the taking of, or voting on, such action or approval (with such action or approval to require approval by a majority of the remaining members of any such committee).

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 promulgated under the Securities Act.

SECTION II. REPRESENTATIONS AND WARRANTIES AND COVENANTS

2.1 Representations and Warranties of the Initial ORCP Stockholder. The Initial ORCP Stockholder hereby represents, warrants and covenants to the Company as follows: (a) the Initial ORCP Stockholder has full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Initial ORCP Stockholder enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Initial ORCP Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Initial ORCP Stockholder, or require the Initial ORCP Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which the Initial ORCP Stockholder is a party.

2.2 Representations and Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Sponsor Stockholders as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III. REGISTRATION RIGHTS

3.1 Demand and Piggyback Rights.

(a) Right to Demand a Non-Shelf Registered Offering. Upon the demand of any ORCP Stockholder at any time and from time to time after (or in advance of, but subject to) the expiration or waiver of the Restricted Period described in Section 3.5 of this Agreement, the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Shares requested by the demanding ORCP Stockholders to be included in such offering. A demand by the ORCP Stockholders for a non-shelf registered offering that will result in the imposition of a lockup on the Company and the Sponsor Stockholders may not be made unless the Shares requested to be sold by the demanding ORCP Stockholders in such offering have an aggregate market value (based on the most recent closing price of the shares of Class A Common Stock at the time of the demand) of at least $50 million (or such lesser amount if all Shares held by the demanding ORCP Stockholders are requested to be sold). Subject to Section 3.2 below, any demanded registered offering will also include Shares to be sold by Other Sponsor Stockholders that exercise their related piggyback rights on a timely basis.

(b) Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of shares of Common Stock covered by a non-shelf registration statement (whether (i) pursuant to the exercise of demand rights by the ORCP Stockholders or any other stockholder of the Company or (ii) at the initiative of the Company), subject to Section 3.2 below, (1) the ORCP Stockholders and (2) any Other Sponsor Stockholder that Beneficially Owns greater than or equal to 5% of the outstanding Class A Common Stock Shares may exercise piggyback rights to have included in such offering Shares held by them. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.

(c) Initial Registration Statement.

(i) The Company shall, in the matter described in this Agreement, submit or file as promptly as practicable, but in any event within 15 business days after the Effective Time, and use its reasonable best efforts to cause to be declared effective after the filing thereof, a shelf registration statement on Form S-1 or a successor form (or Form S-3 or a successor form to the extent permissible) (the “Shelf Registration”) registering the sale by the Sponsor Stockholders of their respective Shares in a secondary offering on a delayed or continuous basis in accordance with Rule 415 under the Securities Act; provided, that such date of effectiveness shall be no earlier than 90 days after the Effective Time. Unless otherwise requested by the ORCP Stockholders, such Shelf Registration filed by the Company covering Shares will cover all (unless a lesser amount is requested by the applicable Sponsor Stockholder) Shares held by each of the Sponsor Stockholders at such time. If at the time of such submission or filing the Company is a WKSI, such Shelf Registration would, at the request of any Sponsor Stockholder, cover an unspecified number of Shares to be sold by the Company and/or the Sponsor Stockholders.

(ii) Upon effectiveness of the Shelf Registration, the Company shall use its reasonable best efforts to keep such Shelf Registration effective with the SEC at all times and, if applicable, to re-file such Shelf Registration upon its expiration or, to the extent permissible, convert such Shelf Registration from Form S-1 or a successor form to Form S-3 or a successor form, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing the prospectus related to such Shelf Registration as may be reasonably requested by the Sponsor Stockholders or as otherwise required, until such time as all Shares that could be sold in such Shelf Registration have been sold or are no longer outstanding.

(d) Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more ORCP Stockholders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Shares off of an effective shelf registration statement. In connection with any underwritten shelf takedown (whether (i) pursuant to the exercise of demand rights by the ORCP Stockholders or any other stockholder of the Company or (ii) at the initiative of the Company), subject to Section 3.2 below, (1) the ORCP Stockholders and (2) any Other Sponsor Stockholder that Beneficially Owns greater than or equal to 5% of the outstanding Class A Common Stock may exercise piggyback rights to have included in such takedown Shares held by them that are registered on such shelf.

(e) Right to Reload a Shelf. Upon the written request of the ORCP Stockholders, the Company will file and seek the effectiveness of a post-effective amendment to an existing resale shelf in order to register up to the number of Shares of the ORCP Stockholders previously taken down off of such shelf and not yet “reloaded” onto such shelf.

(f) Other Sponsor Stockholder Demand Rights. Subject to the terms and conditions of this Agreement, any Other Sponsor Stockholder (for so long as it Beneficially Owns at least 10% of the outstanding Class A Common Stock) may provide notice (each, an “Other Sponsor Demand”) at any time requesting that the Company effect the registration (an “Other Sponsor Demand Registration”) under the Securities Act of any or all of the Shares held by such Other Sponsor Stockholder (provided, however, that the Shares requested to be sold in such offering have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand) of at least $50 million), which Other Sponsor Demand shall specify the number of such Shares to be registered and the intended method or methods of disposition of such Shares; provided, however, that the ORCP Stockholders shall have expressly consented to such Other Sponsor Demand Registration unless, following the date that is 540 days after the Effective Date, such Other Sponsor Stockholder has not effected or been offered to effect any Sale of its Shares pursuant to the exercise of its piggyback rights under this Section 3.1, in which case such express consent of the ORCP Stockholders shall not be required. The Company shall use its commercially reasonable efforts to effect the registration of such Shares under the Securities Act and applicable state securities laws, and to keep such registration effective for so long as is necessary to permit the disposition of such Shares, in accordance with the intended method or methods of disposition stated in such Other Sponsor Demand. Any Other Sponsor Stockholder shall be limited to, and shall have the right to request not more than, (i) if such Other Sponsor Stockholder Beneficially Owns at least 10% of the outstanding Class A Common Stock, one Other Sponsor Demand (ii) if such Other Sponsor Stockholder Beneficially Owns at least 20% of the outstanding Class A Common Stock, two Other Sponsor Demands; provided, however, that (1) no revoked or withdrawn Other Sponsor Demand shall be counted for determining the number of Other Sponsor Demands requested if (x) such Other Sponsor Stockholder reimburses the Company for all of its out-of-pocket costs and expenses reasonably incurred in connection with any such revoked or withdrawn Other Sponsor Demand incurred through the date of such revocation or withdrawal and (y) such revocation or withdrawal shall have been made prior to the commencement of any significant marketing efforts or “road shows” by the Company or the underwriters in connection with such Other Sponsor Demand and (2) no Other Sponsor Demand to which the ORCP Stockholders did not consent (to the extent such consent was required pursuant to this Section 3.1(f)) shall be counted for determining the number of Other Sponsor Demands requested. Upon receipt of an Other Sponsor Demand, the Company shall promptly give written notice of such Other Sponsor Demand to each other Sponsor Stockholder who shall have piggyback registration rights with respect to such Other Sponsor Demand (including the ORCP Stockholders) in accordance with Section 3.1 but subject to Section 3.2(e), and the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act and applicable state securities laws of the Shares which the Company has been so requested to register by the Other Sponsor Stockholders (and the ORCP Stockholders, if applicable), subject to the terms and conditions of this Section 3.1(f).

(g) Limitations on Demand and Piggyback Rights.

(i) Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, none of the Sponsor Stockholders will have piggyback or other registration rights with respect to registered primary offerings by the Company (1) covered by a Form S-8 registration statement or a successor form applicable to employee benefit-related offers and sales, (2) where the Shares are not being sold for cash or (3) where the offering is a bona fide offering of securities other than Shares, even if such securities are convertible into or exchangeable or exercisable for Shares.

(ii) The Company may postpone the filing (but not the preparation) of a demanded registration statement or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the Board of Directors determines (after consultation with external legal counsel) that such registration or offering (1) could materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries then under consideration or (2) require the Company to make an Adverse Disclosure; provided, that the Company shall promptly notify each Sponsor Stockholder in writing of any such determination; provided further, that the Company shall not postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement pursuant to this Section 3.1(g)(ii) more than once in any 360-day period. The blackout period will end upon the earlier to occur of the date (1) that is 90 days from the date such deferral commenced and (2) upon which such information is otherwise disclosed.

(h) Other Registration Rights. Except as provided in this Agreement, the Company will not grant to any Person(s) the right to request the Company or any Subsidiary to register any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the ORCP Stockholders.

(i) Initial Liquidity Event. Notwithstanding anything to the contrary in this Agreement, the first registered sale of Shares by the ORCP Stockholders pursuant to this Section III shall be in the form of either (i) an underwritten non-shelf registered offering subject to Section 3.1(a) or (ii) an underwritten shelf takedown subject to Section 3.1(d); provided, however, that there shall be no such requirement for an underwritten offering if, in the good faith judgment of the ORCP Stockholders, conducting an underwritten offering would adversely impact the price or liquidity of such sale compared to other liquidity alternatives being considered by the ORCP Stockholders.

(j) Expiration of Registration Rights.

(i) The rights of the ORCP Stockholders under Section 3.1(a) shall expire when the ORCP Stockholders, collectively, Beneficially Own less than 5% of the outstanding Class A Common Stock and the other rights of the ORCP Stockholders under this Section 3.1 shall expire on a holder-by-holder basis when a given ORCP Stockholder Beneficially Owns less than 1% of the outstanding Class A Common Stock; provided, that, in each case, such ORCP Stockholder is able to sell the Shares Beneficially Held as of the Effective Time under Rule 144 under the Securities Act, without volume or manner of sale restrictions, at such time.

(ii) The rights of the Other Sponsor Stockholders under Sections 3.1(b) and 3.1(d) shall expire on a holder-by-holder basis when a given Other Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock.

3.2 Notices, Cutbacks and Other Matters.

(a) Notifications Regarding Registration Statements. In order for one or more ORCP Stockholders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Shares sought to be registered and the proposed plan of distribution. The Company will keep the Sponsor Stockholders contemporaneously apprised of all pertinent aspects of its pursuit of any registration, whether pursuant to an ORCP Stockholder demand or otherwise, with respect to which a piggyback opportunity is available (and in any event, at least five days before a filing of a registration statement). Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

(b) Notifications Regarding Registration Piggyback Rights. Any Sponsor Stockholder wishing to exercise its piggyback rights with respect to a non-shelf registration statement must notify the Company and the ORCP Stockholders of the number of Shares it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the second trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized and (ii) in any case, the date on which the pricing of the relevant offering is expected to occur. No such notice is required in connection with a shelf registration statement, as all Shares held by the Sponsor Stockholders will be included (unless otherwise requested by the ORCP Stockholders).

(c) Notifications Regarding Demanded Underwritten Takedowns.

(i) The Company will keep the Sponsor Stockholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown in order that they may have a reasonable opportunity to exercise their related piggyback rights (and in any event, at least two trading days before the filing of a prospectus supplement). Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Sponsor Stockholders be notified by the Company of an anticipated underwritten takedown (whether pursuant to a demand made by the ORCP Stockholders or made at the Company’s own initiative) no later than 5:00 pm, New York City time, on the second trading day prior to (1) if applicable, the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized and (2) in all cases, the date on which the pricing of the relevant takedown occurs.

(ii) Any Sponsor Stockholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the ORCP Stockholders of the number of Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the trading day prior to (1) if applicable, the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized and (2) in all cases, the date on which the pricing of the relevant takedown occurs. Any Sponsor Stockholder may elect to include in such notification to the Company and the ORCP Stockholders a minimum price at which they are willing to sell their Shares in such underwritten shelf takedown and, to the extent a minimum price is included, such Sponsor Stockholder’s Shares will not be included in the underwritten shelf takedown to the extent such minimum price is not met without its express consent.

(iii) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

(d) Plan of Distribution, Underwriters and Counsel. If (i) a majority of the Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown are being sold by the Company for its own account and (ii) such offering was initiated by the Company and not by the ORCP Stockholders, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. If such offering was initiated pursuant to the exercise of demand rights by the ORCP Stockholders, the ORCP Stockholders will be entitled to determine the plan of distribution and select the managing underwriters, and the ORCP Stockholders will also be entitled to select counsel for the selling Sponsor Stockholders (which may be the same as counsel for the Company) and determine the price, underwriting discount and other financial terms of the offering. Otherwise, the Sponsor Stockholders holding a majority of the Shares requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Sponsor Stockholders (which may be the same as counsel for the Company) and determine the price, underwriting discount and other financial terms of the offering. In the case of a shelf registration statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect to resales by transferee Sponsor Stockholders.

Notwithstanding anything herein to the contrary, no Sponsor Stockholder may participate in any offering hereunder unless such Sponsor Stockholder (i) agrees to sell such Sponsor Stockholder’s Shares on the same terms and conditions provided in any customary underwriting arrangements reasonably approved by the persons entitled hereunder to approve such arrangement pursuant to this Section 3.2(d) and (ii) completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that all Persons participating in such registration are required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents.

(e) Cutbacks. If the managing underwriters advise the Company and the selling Sponsor Stockholders that, in their opinion, the number of Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Shares being offered, such offering will include only the number of Shares that the underwriters advise can be sold in such offering without adversely affecting the distribution of the Shares being offered.

(i) In the case of a registered offering upon (a) the demand of one or more ORCP Stockholders or (b) an Other Sponsor Demand (as defined herein), the selling Sponsor Stockholders (including those Sponsor Stockholders exercising piggyback rights pursuant to Section 3.1(b)) collectively will have first priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by each such selling Sponsor Stockholder at that time (up to the number of Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, all other stockholders having similar registration rights will have second priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Company will have third priority. Except as contemplated by the immediately preceding three sentences, if the Sponsor Stockholders are subject to a cutback, other selling stockholders (other than transferees to whom a Sponsor Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of the Sponsor Stockholders holding a majority of the Shares being sold in such offering.

(ii) In the case of a registered offering upon the demand of any other stockholders having similar registration rights not party to this Agreement, such other stockholders collectively will have first priority and will be subject to cutback pro rata based on the relative number of Shares owned by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Sponsor Stockholders will have second priority and will be subject to cutback pro rata based on the relative number of Shares owned by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Company will have third priority.

(iii) In the case of a registered offering upon the initiative of the Company, the Company will have first priority. To the extent of any remaining capacity, the selling Sponsor Stockholders collectively will have second priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by each such selling Sponsor Stockholder at that time (up to the number of Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, all other stockholders having similar registration rights will have third priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by the respective holders thereof requesting to participate in such offering. Except as contemplated by the immediately preceding sentence, if the Sponsor Stockholders are subject to a cutback, other stockholders (other than transferees to whom a Sponsor Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of the ORCP Stockholders.

(f) Withdrawals. Even if Shares held by a Sponsor Stockholder have been part of a registered underwritten offering, such Sponsor Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Shares being offered for its account.

(g) Lockups.

(i) In connection with any underwritten offering of Shares following the Effective Time, each participating Sponsor Stockholder hereby agrees with the Company (and only with the Company) to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to all of them) that are agreed to by (a) the Company, if a majority of the Shares being sold in such offering are being sold for its account or (b) the ORCP Stockholders, if any of the Shares being sold in such offering are being sold by the ORCP Stockholders, as applicable; provided, however, that in no event shall such lockup restrictions last more than 90 days.

(ii) In connection with any underwritten offering of Shares following the Effective Time, the Company hereby agrees with each Sponsor Stockholder, individually and not jointly, to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to the Company and each Sponsor Stockholder) that are agreed to by the ORCP Stockholders, if a majority of the Shares being sold in such offering are being sold by the ORCP Stockholders; provided, however, that in no event shall such lockup restrictions last more than 90 days.

(h) Expenses. All expenses incurred in connection with any registration statement or registered offering covering Shares held by the Sponsor Stockholders, including, without limitation, all registration and filing fees (including, without limitation, fees and expenses with respect to filings required to be made with the SEC and the NYSE), printing expenses (including, without limitation, printing certificates for the Shares in a form eligible for deposit with the Depository Trust Company and printing preliminary, supplemental and final prospectuses), word processing, duplicating, telephone and facsimile expenses, messenger and delivery expenses, transfer taxes, expenses incurred in connection with promotional efforts or “roadshows”, reasonable fees and disbursements of counsel (including the reasonable fees and disbursements of one outside counsel for the Sponsor Stockholders (which may be the same as counsel for the Company) and reasonable fees and disbursements of counsel to the underwriters with respect to “blue sky” qualification of such Shares and their determination for eligibility for investment under the laws of the various jurisdictions and in connection with any filing with, and clearance of any offering by, FINRA (up to the cap on such fees, if any, included in any applicable underwriting agreement)) and of the independent certified public accountants of the Company (including, without limitation, with respect to the preparation of customary financial statements required to be included in any offering document, the provision of any customary comfort letters and the conduct of any special audits required by, or incidental to, such registration), and the expense of qualifying such Shares under state blue sky and non-U.S. securities laws (reasonably requested by the ORCP Stockholders), will be borne by the Company. However, transfer taxes and underwriters’, brokers’ and dealers’ discounts and commissions applicable to Shares sold for the account of a Sponsor Stockholder will be borne by and paid for by such Sponsor Stockholder. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on the NYSE or such other national securities exchange on which the Shares are listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company).

3.3 Facilitating Registrations and Offerings.

(a) General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Shares on behalf of the Sponsor Stockholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 3.3.

(b) Registration Statements. In connection with each registration statement that is demanded by any Sponsor Stockholder or as to which piggyback rights otherwise apply, the Company will:

(i) subject to Section 3.1, (1) prepare and file (or confidentially submit) with the SEC a registration statement covering the applicable Shares, (2) prepare and file (or confidentially submit) such amendments or supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the Shares covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Shares by an underwriter or dealer), (3) seek the effectiveness thereof, and (4) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the ORCP Stockholders or Other Sponsor Stockholders, as applicable, and as reasonably necessary in order to permit the offer and sale of the such Shares in accordance with the applicable plan of distribution;

(ii) (1) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Sponsor Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Sponsor Stockholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Sponsor Stockholders or any underwriter available for discussion of such documents; and (2) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Sponsor Stockholders and underwriters; fairly consider such reasonable changes in such document prior to the filing thereof as counsel for such Sponsor Stockholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(iii) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Shares (1) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv) notify each Sponsor Stockholder promptly, and, if requested by such Sponsor Stockholder, confirm such advice in writing, (1) when a registration statement has been filed or become effective and when any post-effective amendments and supplements thereto have been filed or become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (2) of the issuance by the SEC or any state or non-U.S. securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (3) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification or exemption from qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (4) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, if required by applicable law, prepare and file a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of Shares registered thereby, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(v) furnish counsel for each underwriter, if any, and for the selling Sponsor Stockholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vi) otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(vii) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Shares for sale in any jurisdiction at the earliest possible time;

(c) Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown that is demanded by the ORCP Stockholders or Other Sponsor Stockholders, as applicable, or as to which piggyback rights otherwise apply, the Company will:

(i) cooperate with the selling Sponsor Stockholders and the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares, if any, to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Sponsor Stockholders or the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, may reasonably request;

(ii) furnish to each selling Sponsor Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such selling Sponsor Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus or prospectus supplement, by each such selling Sponsor Stockholder and underwriter in connection with the offering and sale of the Shares covered by the prospectus, the preliminary prospectus or prospectus supplement;

(iii) (1) use all reasonable efforts to register or qualify the Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any selling Sponsor Stockholder holding Shares covered by a registration statement, shall reasonably request; (2) use all reasonable efforts to keep each such registration or qualification (or exemption from such registration or qualification) effective during the period such registration statement is required to be kept effective; (3) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the registration statement; and (4) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and selling Sponsor Stockholder to consummate the disposition in each such jurisdiction of such Shares owned by such selling Sponsor Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Shares in connection therewith) in any such jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iii) or subject itself to taxation in any such jurisdiction;

(iv) (1) use all reasonable efforts to cause all Shares being sold to be qualified for inclusion in or listed on the NYSE or any other U.S. securities exchange on which Shares issued by the Company are then so qualified or listed, (2) use all reasonable efforts to comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements, (3) use its best efforts to cause Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Shares, and (4) use best efforts to provide a transfer agent and registrar for all Shares to be sold by the selling Sponsor Stockholders not later than the effective date of such registration statement (and in connection therewith, if reasonably required by the Company’s transfer agent, the Company will cause an opinion of counsel as to the effectiveness of the registration statement to be delivered to such transfer agent, together with any other authorizations, certificates and directions reasonably required by the transfer agent which authorize and direct the transfer agent to issue such Shares without any legend upon sale by the selling Sponsor Stockholders or the underwriter or managing underwriter of an underwritten offering of Shares, if any, of such Shares under the registration statement);

(v) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi) use all reasonable efforts to facilitate the distribution and sale of any Shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the selling Sponsor Stockholders or the lead managing underwriter of an underwritten offering;

(vii) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Shares in connection therewith, including:

(1) make such representations and warranties to the selling Sponsor Stockholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(2) obtain opinions of counsel to the Company in all relevant jurisdictions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Sponsor Stockholder and the underwriters, if any, covering the matters and jurisdictions customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Sponsor Stockholders and underwriters;

(3) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company (including, for the avoidance of doubt, Primo Water Corporation and Triton Water Intermediate, Inc.) or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement) addressed to the selling Sponsor Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(4) to the extent requested by the selling Sponsor Stockholders, cause the Company’s Directors and executive officers to enter into lockup agreements in customary form; and

(5) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the selling Sponsor Stockholders providing for, among other things, the appointment of such representative as agent for the selling Sponsor Stockholders for the purpose of soliciting purchases of Shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(viii) take all actions to ensure that any free writing prospectus utilized in connection with any registration or offering hereunder complies in all material respects with the Securities Act in relation to the circulation of a prospectus, is filed in accordance with the Securities Act, is retained in accordance with the Securities Act and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix) permit any selling Sponsor Stockholder that, in its sole exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to allow such selling Sponsor Stockholder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such selling Sponsor Stockholder and its counsel should be included;

(x) use reasonable best efforts to (1) make Form S-1 or a successor form (or Form S-3 or a successor form to the extent permissible) available for the sale of Shares and (2) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, and in the event any such order is issued, use best efforts to obtain promptly the withdrawal of such order;

(xi) if requested by any managing underwriter and reasonably available, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xii) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xiii) cooperate with each selling Sponsor Stockholder covered by the registration statement and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the NYSE or any other national securities exchange on which the Shares are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xiv) if the Company files an automatic shelf registration statement covering any Shares, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective;

(xv) if the Company does not pay the filing fee covering the Shares at the time an automatic shelf registration statement is filed, pay such fee at such time or times as the Shares are to be sold;

(xvi) if the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year, refile a new automatic shelf registration statement covering the Shares, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the shelf registration statement on Form S-3 or a successor form and, if such form is not available, Form S-1 or a successor form and keep such registration statement effective during the period during which such registration statement is required to be kept effective;

(xvii) if the Company plans to file any automatic shelf registration statement for the benefit of the holders of any of its securities other than the ORCP Stockholders, and the ORCP Stockholders do not request that their Shares be included in such shelf registration statement, the Company agrees that, at the request of the ORCP Stockholders, it will include in such automatic shelf registration statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the ORCP Stockholders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment (and if the Company has filed any automatic shelf registration statement for the benefit of the holders of any of its securities other than the ORCP Stockholders, the Company shall, at the request of the ORCP Stockholders, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the ORCP Stockholders may be added to such Shelf Registration Statement); and

(xviii) with respect to any shelf takedown that is demanded by the ORCP Stockholders or any Other Sponsor Stockholder, use commercially reasonable efforts to take such actions necessary to facilitate such shelf takedown by the ORCP Stockholders or such Other Sponsor Stockholder as soon as possible, and in any event within 72 hours of receipt of notice of any such shelf takedown (but in no event less than two business days after the receipt of such notice) (the “Preparation Period”); provided, that the Company agrees that after such Preparation Period, it shall be prepared to cooperate to use commercially reasonable efforts to facilitate such shelf takedown on any trading day during the following 15 business days without requiring an additional Preparation Period; provided, further, that the ORCP Stockholders or the Other Sponsor Stockholders shall use commercially reasonable efforts to provide the Company with at least five business days’ advanced notice of any intention to submit a notice of request for registration.

(d) Due Diligence. In connection with each registration and offering of Shares to be sold by the Sponsor Stockholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Sponsor Stockholders participating in such offering and underwriters and any counsel or accountant retained by such Sponsor Stockholders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e) Information from Stockholders. Each Sponsor Stockholder that holds Shares covered by any registration statement will timely furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Shares by such Sponsor Stockholder and the proposed distribution by such Sponsor Stockholder of such Shares as the Company may from time to time reasonably request in writing.

3.4 Indemnification.

(a) Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement of Shares held by the Sponsor Stockholders pursuant to the rights granted in this Agreement, the Company will hold harmless the Sponsor Stockholders, any such Sponsor Stockholder’s officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each underwriter of such securities and each other person, if any, who controls any ORCP Stockholder or such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any losses, claims, actions, damages, liabilities or expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”), joint or several, to which the Sponsor Stockholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in (1) any registration statement, prospectus, preliminary prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or (2) any application or other document or communication (in this Section 3.4, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse any such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable to any such Indemnified Party in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, preliminary prospectus or free writing prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with information specifically regarding such Indemnified Party furnished to the Company through a written instrument duly executed by such Indemnified Party specifically for use in the preparation thereof.

(b) Indemnification by the Sponsor Stockholders. Each Sponsor Stockholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.4(a)) the Company, its officers, Directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act), with respect to Losses (as determined by a final and unappealable judgment, order or decree of a court of competent jurisdiction) arising from (i) any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information specifically regarding such Sponsor Stockholder furnished to the Company through a written instrument duly executed by such Sponsor Stockholder for use in the preparation of such registration statement or amendment or supplement and (ii) compliance by such Sponsor Stockholder with applicable law in effecting the sale or other disposition of the securities covered by such registration statement; provided, that in each case, such obligation shall be limited to the net amount of proceeds received by such Sponsor Stockholder from the sale of Shares pursuant to such registration statement.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party (which shall include any Indemnified Party) of notice of the commencement of any action involving a claim referred to in Section 3.4(a) and Section 3.4(b), the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Section 3.4, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (such consent not to be unreasonably withheld, delayed or conditioned). No indemnifying party will consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which (x) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (y) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d) Contribution. If the indemnification required by this Section 3.4 from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable Losses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Sponsor Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 3.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 3.4(d). Notwithstanding the provisions of this Section 3.4(d), no Sponsor Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the securities by such Sponsor Stockholder exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

(e) Non-Exclusive Remedy. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this SectionSECTION III applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Shares and the termination or expiration of this Agreement.

3.5 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, including Section 3.5(a), until the expiration of the lock-up period commencing at the Effective Time and ending on the three-month anniversary of the Effective Time (such period, the “Restricted Period”), the Sponsor Stockholders will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise directly transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), whether any such transaction described in this clause (i) is to be settled by delivery of Common Stock or any other Lock-Up Securities in cash or otherwise or (ii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities (other than in connection with the exercise of registration rights under this Agreement), or publicly disclose the intention to do any of the foregoing.

(b) Notwithstanding the foregoing, each Sponsor Stockholder may:

(i) Transfer or otherwise dispose of, directly or indirectly, in whole or in part, such Sponsor Stockholders’ Lock-Up Securities:

(1) to any Permitted Transferees;

(2) as a bona fide gift or gifts, including, without limitation, to a charitable organization or educational institution, or for bona fide estate planning purposes;

(3) by will, other testamentary document or intestacy;

(4) to any member of such Sponsor Stockholder’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(5) (A) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (B) to a corporation, member, partner, partnership, limited liability company, trust or other entity that is an affiliate (as defined in Rule 405 as promulgated by the SEC under the Securities Act) of the undersigned; or (C) to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned (including where the undersigned is a partnership, to a successor partnership or fund, or any other funds managed by such partnership);

(6) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (4) above;

(7) if such Sponsor Stockholder is a corporation, partnership, limited liability company, trust or other business entity, as part of a distribution to or exchange with members, stockholders, partners or equityholders of the Sponsor Stockholder or its Affiliates (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as such Sponsor Stockholder or who shares a common investment advisor with such Sponsor Stockholder);

(8) by operation of law, pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or pursuant to a final order of a court or regulatory agency;

(9) in connection with a sale of such Sponsor Stockholder’s shares of Lock-Up Securities acquired in open market transactions after the Effective Time;

(10) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors (or a duly authorized committee thereof) and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Exchange Act), of shares of capital stock if, after such transfer, such person or group of affiliated persons would beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided, that, in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Sponsor Stockholder’s Lock-Up Securities shall remain subject to the provisions of this Agreement;

(11) pursuant to any succession or similar arrangements entered into with the Company and affiliated professional corporations under which the Company may direct the transfer of Lock-Up Securities held by such Sponsor Stockholder to a transferee designated by the Company;

(12) Transfers to the Company or any of its Subsidiaries or that have been approved in writing by the Unaffiliated Directors; or

(13) in connection with any reclassification or conversion of the Common Stock; provided, that any Common Stock received upon such conversion or reclassification will be subject to the restrictions set forth in this Agreement;

provided, that (A) in the case of any transfer or distribution pursuant to clause (i)(1), (2), (3), (4), (5), (6), (7), (8), (11) or (12), each donee, devisee, transferee or distributee must agree in writing prior to such Transfer or distribution for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) (x) to be bound by the terms of this Agreement and (y) that the transferee shall Transfer the Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor; and

(ii) enter into or establish a trading plan that complies with Rule 10b5-1 under the Exchange Act under the Exchange Act for the transfer of Lock-Up Securities, if then permitted by the Company; provided, that such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period.

(c) Any attempted Transfer or other distribution of Common Stock in violation of this Section 3.5 shall be null and void ab initio.

3.6 Rule 144.

If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Sponsor Stockholder, make publicly available such information) and it will take such further action as any ORCP Stockholder may reasonably request, so as to enable such Sponsor Stockholder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Sponsor Stockholder, the Company will deliver to such Sponsor Stockholder a written statement as to whether it has complied with such requirements and, if not, the specific requirements with which it did not so comply. Furthermore, the Company shall use its reasonable best efforts to facilitate any sale by a Sponsor Stockholder under Rule 144 under the Securities Act, including delivery of any legal opinions and instruction letters required by the Company’s transfer agent and such other documentation as may be reasonably requested by such Sponsor Stockholder or its broker in connection with such sales.

SECTION IV. PURCHASE AND NOTICE RIGHTS

4.1 Purchase and Notice Rights.

(a) From and after the Effective Time and so long as the ORCP Stockholders Beneficially Own at least 15% of the outstanding Common Stock, if the Company or any of its Subsidiaries makes any public or non-public offering of any capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company or its Subsidiaries or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company or its Subsidiaries (collectively “Equity Securities”)), including, for the purposes of this Section 4.1, warrants, options or other such rights (any such security, a “New Security”) (other than (i) issuances of Equity Securities to Directors, officers, employees, consultants or other agents of the Company, (ii) issuances of Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (iii) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business, (iv) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (v) the issuances of shares of equity securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (1) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (2) an issuance the primary purpose of which is the provision of financing), (vi) securities issued pursuant to the conversion, exercise or exchange of Class B Common Stock issued to the ORCP Stockholders, and (vii) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company), each ORCP Stockholder shall be afforded the opportunity to acquire from the Company such ORCP Stockholder’s Purchase Rights Portion (as defined below) of such New Securities for the same price as that offered to the other purchasers of such New Securities.

(b) Subject to the foregoing proviso in Section 4.1(a), the amount of New Securities that each ORCP Stockholder shall be entitled to purchase in the aggregate shall be determined by multiplying (i) the total number of such offered shares of New Securities by (ii) a fraction, the numerator of which is the number of shares of Common Stock (in the aggregate and on an as converted basis) held by such ORCP Stockholder, as of such date, and the denominator of which is the aggregate number of shares of Common Stock held by all stockholders of the Company (on an as converted basis) outstanding as of such date (the “Purchase Rights Portion”).

(c) If the Company proposes to offer New Securities, it shall give the ORCP Stockholders written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent available, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven business days prior to such issuance (or, in the case of a registered public offering, at least seven business days prior to the commencement of such registered public offering) (provided, that, to the extent the terms of such offering cannot reasonably be provided seven business days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the ORCP Stockholders on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, an ORCP Stockholder may notify the Company in writing at any time on or prior to the second business day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second business day immediately preceding the date of such issuance, at any time prior to such issuance) whether such ORCP Stockholder will exercise such purchase rights and as to the amount of New Securities such ORCP Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 4.1(b). In the case of a registered public offering, any ORCP Stockholder shall notify the Company in writing at any time prior to the second business day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second business day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether such ORCP Stockholder will exercise such purchase rights and as to the amount of New Securities such ORCP Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 4.1(b). Such notice to the Company shall constitute a binding commitment by such ORCP Stockholder to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of such ORCP Stockholder to respond prior to the time a response is required pursuant to this Section 4.1(c) shall be deemed to be a waiver of such ORCP Stockholder’s purchase rights under this Section 4.1 only with respect to the offering described in the applicable notice.

(d) Each ORCP Stockholder shall purchase the New Securities that it has elected to purchase under this Section 4.1 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, to consummate such purchase by such ORCP Stockholder); provided, that if such related issuance is prior to the 20th business day following the date on which such ORCP Stockholder has notified the Company that it has elected to purchase New Securities pursuant to this Section 4.1, then each ORCP Stockholder shall purchase such New Securities within 20 business days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the ORCP Stockholders of its purchase rights pursuant to this Section 4.1 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the ORCP Stockholders pursuant to this Section 4.1 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the ORCP Stockholders in respect thereof shall be promptly refunded in full.

(e) In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) In the event that the ORCP Stockholders are not entitled to acquire any New Securities pursuant to this Section 4.1 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the ORCP Stockholders as a result of any such ORCP Stockholder’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), the Company shall, upon the ORCP Stockholder’s reasonable request delivered to the Company in writing within seven business days following its receipt of the written notice of such issuance to such ORCP Stockholder pursuant to Section 4.1(c), at such ORCP Stockholder’s election, (i) waive the restrictions set forth in Section 4.1 solely to the extent necessary to permit such ORCP Stockholder to acquire such number of New Securities equivalent to its Purchase Rights Portion of such issuance such ORCP Stockholder would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to Section 4.1(a) through (c); (ii) consider and discuss in good faith modifications proposed by such ORCP Stockholder to the terms and conditions of such portion of the New Securities which would otherwise be issued to such ORCP Stockholder such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than the ORCP Stockholders, use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to the ORCP Stockholders.

(g) The election by any ORCP Stockholder to not exercise its purchase rights under this Section 4.1 in any one instance shall not affect its right as to any subsequent proposed issuance.

(h) The Company and the ORCP Stockholders shall cooperate in good faith to facilitate the exercise of the ORCP Stockholders’ rights pursuant to this Section 4.1, including using reasonable best efforts to secure any required approvals or consents.

(i) Notwithstanding the foregoing, in the event that the Company intends to (i) issue any additional shares of Class A Common Stock (or securities convertible thereinto), including any issuances of Class A Common Stock pursuant to an equity compensation plan or upon the conversion of convertible securities or the exercise of warrants or options, or (ii) repurchase any shares of Class A Common Stock (or securities convertible thereinto), including any repurchases of Class A Common Stock (or securities convertible thereinto) pursuant to a share repurchase program established by the Board of Directors, the Company shall provide written notice to the ORCP Stockholders of such intended issuance(s) and repurchase(s) as promptly as practicable, and in no event fewer than five business days prior to any such issuance or repurchase; provided, however, that such written notice must only be provided by the Company to the ORCP Stockholders until such time as the ORCP Stockholders inform the Company in writing that they no longer wish to receive written notice of such intended issuance(s) or repurchase(s).

SECTION V. BOARD OF DIRECTORS MATTERS

5.1 Board of Directors.

(a) For so long as a Sponsor Stockholder (other than a Specified Mutual Fund) Beneficially Owns greater than or equal to five percent (5%) of the outstanding Class A Common Stock, such Sponsor Stockholder shall have certain Director nomination rights (each such Sponsor Stockholder, a “Nominating Sponsor Stockholder” and collectively, the “Nominating Sponsor Stockholders”) as described in the Certificate of Incorporation. Any individual nominated by the Nominating Sponsor Stockholders for election to the Board of Directors shall be referred to as a “Sponsor Nominee.”

(b) Each of the Nominating Sponsor Stockholders hereby agrees with the Company (and only with the Company) that during (and only during) the 24-month period following the Effective Time, it will not, and will cause its controlled Affiliates not to, submit a Director nominee for inclusion in the Company’s proxy statement under proxy access or similar rules under the Exchange Act.

(c) If, from time to time, the Sponsor Board Representation Number shall decrease as a result of a decrease in the Beneficial Ownership of Class A Common Stock of a Nominating Sponsor Stockholder, the applicable Sponsor Stockholder shall take all necessary action to cause the applicable number of Sponsor Nominees to promptly (and in any event within five business days) tender his or her resignation to the Board of Directors and all committees thereof. Such resignation or resignations shall be subject to delay at the request of the Unaffiliated Directors. If such resignation or resignations are then accepted by the Unaffiliated Directors on behalf of the Board of Directors, the Company shall cause the size of the Board of Directors to be reduced accordingly pursuant to the Certificate of Incorporation. Subject to the immediately foregoing sentences, none of the Sponsor Stockholders shall vote in favor of the removal of any Sponsor Nominee from the Board of Directors without the prior written consent of the applicable Nominating Sponsor Stockholder.

(d) Committees.

(i) In accordance with the Certificate of Incorporation and the bylaws (or equivalent governing documents) of the Company, (1) the Board of Directors shall establish and maintain an audit committee of the Board of Directors, as well as all other committees of the Board of Directors required in accordance with applicable law and stock exchange regulations, and (2) the Board of Directors may from time to time by resolution establish and maintain other committees of the Board of Directors.

(e) Other Board of Directors Matters.

(i) The Company shall reimburse each Sponsor Nominee for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses, subject to the Company’s travel and reimbursement policies that are no less favorable than the policies that apply to other Directors. In addition, with respect to any Sponsor Nominee who is not an employee of an ORCP Stockholder, at the request of applicable Nominating Sponsor Stockholder, the Company shall compensate such Sponsor Nominee in an amount and of the type (including as to incentive equity) that is no less favorable than the compensation provided to other Directors.

(ii) The Company shall obtain, for each Director nominated by the Nominating Sponsor Stockholders, customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board of Directors and on terms no less favorable than the director and officer indemnity insurance obtained for other Directors.

(iii) In addition to any other indemnification rights that the Directors have pursuant to the Certificate of Incorporation and the bylaws (or equivalent governing documents) of the Company, each person nominated by the Nominating Sponsor Stockholders to serve on the Board of Directors in accordance with this Section 5.1 shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement in a form consistent with indemnification agreements customarily entered into between companies and their independent board members.

(iv) If at any time a Sponsor Nominee serving on the Board of Directors becomes a Competing Director, the applicable Nominating Sponsor Stockholder shall take all necessary action to cause such Competing Director to promptly tender his or her resignation to the Board of Directors; provided, that the applicable Nominating Sponsor Stockholders shall have the right to fill the resulting vacancy in accordance with the Certificate of Incorporation, including, in the case of the ORCP Stockholders, on any applicable committee of the Board of Directors, and the Company shall take all necessary action to fill such vacancy with the new Sponsor Nominee in accordance with the Certificate of Incorporation (and, for the avoidance of doubt, such Director seat shall remain vacant until such vacancy is filled in accordance with the Certificate of Incorporation and this Section 5.1(e)(iv)).

(v) For so long as at least one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder, the Nominating Sponsor Stockholders shall have the right, but not the obligation, to designate a number of members to the board of directors (or similar governing body) of each Subsidiary of the Company that is proportionate (rounded up to the whole Director) to the number of Sponsor Nominees that the Nominating Sponsor Stockholders are entitled to nominate to the Board of Directors pursuant to this Agreement, and the Company shall take such actions as is necessary (including the actions specified elsewhere in this Article V, mutatis mutandis) to effect the appointment of such Persons to such boards of directors (or similar governing bodies).

5.2 Initial Board Matters.

(a) The initial Board of Directors immediately following the Effective Time shall consist of the following individuals:

Sponsor Nominee Directors	Unaffiliated Directors	Mutually Agreed Director
1. C. Dean Metropoulos 2. Kurtis Barker 3. Michael Cramer 4. Tony Lee 5. Kimberly Reed 6. Joseph Rosenberg 7. Allison Spector	1. Robbert Rietbroek 2. Britta Bomhard 3. Susan E. Cates 4. Eric J. Foss 5. Jerry Fowden 6. Billy D. Prim 7. Steven P. Stanbrook	1. To be agreed between the Unaffiliated Directors and the ORCP Stockholders

(b) The initial Chairperson of the Board of Directors shall be Dean Metropoulos, who shall serve as Non-Executive Chair for a period of two years from the Effective Time, or, if he is unable or unwilling to serve, an individual elected by the members of the Board of Directors. The initial Chairperson of the Board of Directors shall perform the duties and have the obligations as set forth on Exhibit B hereto.

(c) The initial Lead Independent Director of the Board of Directors shall be Jerry Fowden, who shall meet all applicable SEC and stock exchange independence tests, and shall be elected as the Lead Independent Director by the members of the Board of Directors. The Lead Independent Director may participate in all proceedings of the committees of the Board of Directors. During the 24-month period following the Effective Time, if the initial Lead Independent Director ceases to serve as a Director for any reason (including removal), the Unaffiliated Directors shall have the right to determine a replacement Lead Independent Director meeting the criteria set forth above, subject to the approval of the ORCP Stockholders so long as the ORCP Stockholders are entitled to appoint at least two Directors (such approval not to be unreasonably withheld, conditioned or delayed). Following such 24-month period following the Effective Time, if the initial Lead Independent Director ceases to serve as a Director for any reason (including removal), the Board of Directors shall have the right to determine a replacement Lead Independent Director meeting the criteria set forth above.

(d) Notwithstanding anything to the contrary in this Agreement, after the Effective Time, the Board of Directors shall establish the following committees, each initially consisting of four members, two of which are to be designated by the Initial ORCP Stockholder and two of which are to be designated by the Unaffiliated Directors, and each of whom shall be qualified to serve on the applicable committee under applicable law and stock exchange listing standards, and, taking into account any applicable transition provisions or exceptions, shall qualify as “independent” under applicable stock exchange listing standards and the rules and regulations of the SEC: (i) an

Audit Committee, which shall be chaired by an individual designated by the Unaffiliated Directors; (ii) a Sustainability Committee, which shall be chaired by an individual designated by the Initial ORCP Stockholder; (iii) a Nominating and Governance Committee, which shall be chaired by an individual designated by the Unaffiliated Directors; and (iv) a Compensation Committee, which shall be chaired by an individual designated by the Initial ORCP Stockholder; provided, that for so long as the Nominating Sponsor Stockholders have the right to designate at least half of the members of each committee, each committee of the Board of Directors shall consist of four Directors.

(e) All other committees of the Board of Directors shall initially consist of four Directors, two of which are Unaffiliated Directors and two of which are Sponsor Nominees.

(f) Notwithstanding anything to the contrary in this Agreement, removal or replacement of the chief executive officer or equivalent officer of the Company prior to the first anniversary of the Effective Time shall require approval of two-thirds of the total number of the authorized Directors (66.7%) of the Board of Directors.

5.3 Other Governance Matters.

(a) The Company shall cause its NYSE ticker symbol to be “PRMB”.

(b) The Company shall have dual headquarters located in Tampa, Florida and Stamford, Connecticut, it being agreed that any change to such headquarters shall require the approval of the ORCP Stockholders (but only for so long as the ORCP Stockholders have approval rights pursuant to Section 6.1(a)).

SECTION VI. MATTERS REQUIRING CONSENT

6.1 Matters Requiring Consent.

(a) For so long as the ORCP Stockholders Beneficially Own greater than or equal to 30% of the outstanding Common Stock, neither the Company nor any of its Subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 6.1(a) without the written approval of the ORCP Stockholders (in addition to any vote or consent required by the Certificate of Incorporation, the bylaws or applicable law):

(i) any authorization, creation (by way of reclassification, merger, conversion, consolidation or otherwise) or issuance of Common Stock or other equity securities (or securities convertible thereinto) of the Company or the Company’s Subsidiaries, including any designation of the rights (including special voting rights) of one or more classes of preferred stock of the Company or the Company’s Subsidiaries, other than: (1) issuances to the Company or any of the Company’s wholly owned Subsidiaries; (2) issuances of Common Stock or other equity securities (or securities convertible thereinto) of the Company or the Company’s Subsidiaries not in excess of 3% in the aggregate of such entity’s outstanding equity interests; (3) pursuant to an equity compensation plan either in effect as of the Effective Time or otherwise adopted by the Board of Directors; or (4) upon the conversion of convertible securities or the exercise of warrants or options; provided, that such convertible securities, warrants or options are outstanding as of the Effective Time or issued in compliance with this Section 6.1;

(ii) entering into, or materially amending, any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board of Directors) in excess of $200 million;

(iii) entering into, or materially amending, any agreement providing for the acquisition or divestiture of assets or equity securities of any Person, in each case and whether in a single transaction or series of related transactions, providing for aggregate consideration in excess of $200 million;

(iv) declaring or paying any dividend or distribution to the Company’s stockholders (1) on a non-pro rata basis or (2) in excess of $175 million in the aggregate during any fiscal year;

(v) any redemption, repurchase or other acquisition of its equity securities or any declaration thereof, other than (1) the redemption, repurchase or other acquisition of any equity securities of any director, officer, independent contractor or employee of the Company or any of its Subsidiaries in connection with the termination of the employment or services of such director, officer, independent contractor or employee in the ordinary course of business as contemplated by the applicable equity compensation plan or award agreement with respect to such equity securities or (2) the redemption, repurchase or other acquisition of any equity securities of any current or former officer of the Company or any of its Subsidiaries in connection with the recovery of erroneously awarded compensation pursuant to the Company’s compensation recovery policy and in accordance with the rules and regulations of the SEC;

(vi) incurring indebtedness for borrowed money (including through capital leases, incurrence of loans, issuance of debt securities or guarantee of indebtedness of another Person) in such an amount which, after the incurrence thereof, would cause the Company’s total net leverage ratio (as such term or equivalent term is customarily defined) to exceed 3.5x, other than (1) any incurrence under any of the senior note indentures in existence as of the Effective Time and (2) any incurrence made in the ordinary course of business under the Triton Credit Agreements in existence as of the Effective Time;

(vii) amending, modifying, waiving or repealing (whether by merger, consolidation, conversion or otherwise) any provision of this Agreement, the Certificate of Incorporation or the bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries in a manner that adversely affects (1) any powers, preferences or rights of the ORCP Stockholders (including, for the avoidance of doubt, the advance waiver of corporate opportunities); (2) any rights or protections, or increases the liability (actual or potential) of a Sponsor Nominee; or (3) the Company’s ability to perform under this Agreement or any successor stockholders agreement with the ORCP Stockholders;

(viii) designating a Director to the Board of Directors or to a committee thereof in a manner contrary to the Nominating Sponsor Stockholders’ rights as described in the Certificate of Incorporation; and

(ix) entering into of any agreement to do any of the foregoing.

For the avoidance of doubt, the Board of Directors may approve and adopt any matter referred to in this Section 6.1(a) that also requires approval of the Company’s stockholders under the DGCL prior to the Company obtaining the approval required by this Section 6.1(a); provided that the Company may not permit such matter to occur until the approval required by this Section 6.1(a) is obtained.

(b) Neither the Company nor any of its Subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 6.1(b) without the approval of the Directors constituting two-thirds of the total number of authorized Directors (66.7%) of the Board of Directors:

(i) any issuance of Common Stock or other Equity Securities, including any designation of the rights (including special voting rights) of one or more classes of preferred stock of the Company or any of its Subsidiaries to a Sponsor Stockholder, other than the ORCP Stockholders pursuant to an exercise of purchase rights in accordance with Section IV hereof;

(ii) entering into or effecting a Change of Control (as defined in any of the senior note indentures in effect on the date hereof) or any similar transaction;

(iii) increasing or decreasing the size of the Board of Directors or the board of directors of any Subsidiary or any committee thereof except in accordance with the Certificate of Incorporation; and

(iv) initiating any voluntary liquidation, dissolution, winding-up, receivership, bankruptcy or other insolvency proceeding involving the Company or any of its Material Subsidiaries.

SECTION VII. MISCELLANEOUS PROVISIONS

7.1 Information and Access Rights.

(a) Available Financial Information. Upon written request, the Company will deliver, or will cause to be delivered, to each Sponsor Stockholder (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock):

(i) as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board of Directors;

(ii) an annual budget, a business plan and financial forecasts for the Company for the fiscal year of the Company (the “Annual Budget”), no later than three business days after the approval thereof by the Board of Directors (but no later than March 31 of such fiscal year), in such manner and form as approved by the Board of Directors, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to the Sponsor Stockholders as promptly as practicable after such changes have been approved by the Board of Directors;

(iii) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (1) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (2) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board of Directors (the “Annual Financial Statements”);

(iv) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, (1) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (2) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board of Directors, all of the information to be provided pursuant to this Section 7.1(a)(iv) in reasonable detail and certified by the principal financial or accounting officer of the Company.

In addition to the foregoing, the Company covenants and agrees to provide periodic updates to each Sponsor Stockholder during the course of the preparation of the Annual Budget and to keep the Sponsor Stockholders reasonably informed as to its progress, status and the budgeted items set forth therein. Notwithstanding anything to the contrary in this Section 7.1(a), the Company’s obligations thereunder shall be deemed satisfied to the extent that such information is provided by (x) providing the financial statements of any wholly owned Subsidiary of the Company to the extent such financial statements reflect the entirety of the operations of the business or (y) in the case of Section 7.1(a)(iii) and Section 7.1(a)(iv), filing such financial statements of the Company or any wholly owned Subsidiary of the Company whose financial statements satisfy the requirements of clause (x), as applicable, with the SEC on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or in such other manner as makes them publicly available. The Company’s obligation to furnish the materials described in Section 7.1(a)(i), Section 7.1(a)(iii) and Section 7.1(a)(iv), shall be satisfied so long as it transmits such materials to the requesting Sponsor Stockholders within the time periods specified therein, notwithstanding that such materials may actually be received after the expiration of such periods.

(b) Other Information. The Company covenants and agrees to deliver to each Sponsor Stockholder, upon written request (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock), with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Sponsor Stockholder. Each such Sponsor Stockholder (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock) shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including such information as may be necessary to comply with regulatory, tax or other governmental filings.

(c) Access. Until such time as a Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to (i) afford such Sponsor Stockholder and its officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times to the Company’s and its Subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records from time to time as such Sponsor Stockholder may reasonably request and (ii) afford such Sponsor Stockholder and its officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with its officers from time to time as such Sponsor Stockholder may reasonably request, including a monthly call with the Company’s management, including its Chief Financial Officer, to discuss the financial condition and performance of, and material updates with respect to, the Company and its Subsidiaries.

(d) Certain Tax Matters. Until such time as the Sponsor Stockholders, collectively, Beneficially Own less than 5% of the outstanding Class A Common Stock, the Company shall (and shall cause its Subsidiaries to) reasonably cooperate with the Sponsor Stockholders to provide them with any tax-related information requested by the Sponsor Stockholders, including for this purpose any information reasonably required for the completion of tax and information returns of the Sponsor Stockholders and their respective Affiliates and direct and indirect equity holders (including for this purpose information regarding the estimated earnings and profits of the Company) and the conduct of any tax audit or proceeding relating to the Company and its Subsidiaries. In addition, upon the request of the Sponsor Stockholders, the Company will promptly assess its status as a “United States real property holding corporation” (as such term is used in Section 897 of the Internal Revenue Code of 1986, as amended) (“USRPHC”) and provide a certification that the Company is not a USRPHC (or provide notice of its legal inability to provide such a certification considering the assets directly and indirectly owned by the Company).

7.2 Confidentiality. Each Sponsor Stockholder agrees that it will keep confidential and will not disclose for any purpose, other than in connection with monitoring its investment in the Company and its Subsidiaries, any confidential information obtained from the Company pursuant to Section 7.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Sponsor Stockholder or its affiliates), (b) is or has been independently developed or conceived by such Sponsor Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Sponsor Stockholder by a third party (other than an Affiliate of any Sponsor Stockholder) without a breach of any confidentiality obligations or fiduciary duties such third party may have to the Company that is known to such Sponsor Stockholder; provided, that, a Sponsor Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Sponsor Stockholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 7.2 as if a Sponsor Stockholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Sponsor Stockholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided, that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by such Sponsor Stockholder to be necessary in connection with such Sponsor Stockholder’s enforcement of its rights in connection with this Agreement, or (v) as may otherwise be required by law or legal, judicial or regulatory process.

7.3 Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement on or before the Effective Time is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Time regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

7.4 Access to Agreement; Amendment and Waiver; Actions of the Board of Directors. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Sponsor Stockholder at the principal executive offices of the Company. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the ORCP Stockholders and the Company (acting with the approval of the Unaffiliated Directors); provided, that any amendment, modification, or waiver to any provision of this Agreement that is materially and disproportionately adverse in any material respect to a Sponsor Stockholder (relative to any other Sponsor Stockholder) shall require the approval of such Sponsor Stockholder. Any consent given as provided in the preceding sentence shall be binding on all parties. Further, with the prior written consent of the ORCP Stockholders and the Company, at any time hereafter, Permitted Transferees may be made parties hereto, and any such additional parties shall be treated as “Sponsor Stockholders” for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto.

7.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (so long as the sender thereof has not received a response from the applicable server indicating a delivery failure or delay) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company:

c/o Primo Brands Corporation

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

Attention: General Counsel & Corporate Secretary

Email:mpoe@primowater.com

With a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Matthew H. Meyers, Jonathan L. H. Nygren and Adam S. Weinstock

Email: matthew.meyers@faegredrinker.com, jon.nygren@faegredrinker.com and

adam.weinstock@faegredrinker.com

If to the ORCP Stockholders:

c/o One Rock Capital Management, LLC

45 Rockefeller Plaza, 39th Floor

New York, NY 10111

Attention: General Counsel

Email: gc@onerock.com

With a copy (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Alexander B. Johnson, Andrew Elken and Javier Stark

Facsimile: (212) 751-4864

Email: alex.johnson@lw.com, andrew.elken@lw.com and javier.stark@lw.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

7.7 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

7.8 Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof.

7.9 Termination. This Agreement shall remain in effect until (a) terminated automatically (without any action by any party to this Agreement) as to a particular Sponsor Stockholder when such Sponsor Stockholder ceases to Beneficially Own any Shares, (b) as to a particular Sponsor Stockholder, receipt of written notice of termination by such Sponsor Stockholder to the Company and the ORCP Stockholders, or (c) receipt of written notice of termination for all Sponsor Stockholders by the ORCP Stockholders holding a majority of the outstanding Shares of Class A Common Stock held by all Sponsor Stockholders at such time; provided, that, notwithstanding any such termination, Sections 3.4 and 7.2 shall survive any expiration or termination of this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination.

7.10 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

7.11 Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein. Any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession. Except with respect to the Indemnified Parties pursuant to Section 3.4, the parties hereby agree that their respective rights set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.12 Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware (Complex Commercial Division) to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Wilmington, Delaware. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 7.5. Each of the parties hereto agrees that its or his or her submission to jurisdiction and its or his or her consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section 7.12(a) shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 7.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.13 Further Assurances; Company Logo. At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the Sponsor Stockholders and their respective Affiliates permission to use the Company’s and its Subsidiaries’ name and logo in marketing materials.

7.14 Regulatory Matters. The Company shall and shall cause its Subsidiaries to keep the Sponsor Stockholders reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or material regulatory investigation or action involving the Company or any of its Subsidiaries, so that the Sponsor Stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

7.15 No Inconsistent Agreements; Most Favored Nations. The Company shall not enter into any agreement or side letter with, or grant any proxy to, any other Person that conflicts with the provisions of this Agreement. In the event that the Company desires to enter into any agreement with any Person, including any holder or prospective holder of any securities of the Company, giving or granting any registration (or related) rights the terms of which are more favorable than or senior to the registration or other rights granted to the ORCP Stockholders hereunder, then (i) the Company shall provide prior written notice thereof to the ORCP Stockholders and (ii) upon execution by the Company of such other agreement, the terms and conditions of this Agreement shall be, without any further action by the ORCP Stockholders or the Company, automatically amended and modified in an economically and legally equivalent manner such that the ORCP Stockholders shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement; provided, that, upon written notice to the Company at any time, any ORCP Stockholder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to such ORCP Stockholder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to such ORCP Stockholder.

7.16 In-Kind Distributions. If any of the Sponsor Stockholders (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of its Shares to its respective direct or indirect equity holders, the Company will, subject to any applicable lockups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

7.17 Recapitalization Transactions.

If at any time or from time to time there is any change in the capital structure of the Company by way of share split, share dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by other means, appropriate adjustments will be made in the provision hereof so that the rights and privileges granted hereby will continue with the same effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties are signing this Stockholders Agreement as of the date first set forth above.

PRIMO BRANDS CORPORATION

By:	/s/ Hih Song Kim
Name: Hih Song Kim
Title: Chief Administrative Officer

INITIAL ORCP STOCKHOLDER

TRITON WATER PARENT HOLDINGS, LP

By: ORCP III DE TOPCO GP, LLC, its general partner

By:	/s/ Tony W. Lee
Name: Tony W. Lee
Title: Managing Member

[Signature Page to Stockholders’ Agreement]

EXHIBIT A

Joinder Agreement

By execution of this signature page, [__________________] hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain Stockholders Agreement, dated as of November 7, 2024, by and among Primo Brands Corporation and Triton Water Parent Holdings, LP, as amended from time to time thereafter.

[NAME]

By:
Name:
Title:

Notice Address:

Accepted:

[NAME]

By:
Name:
Title:

EXHIBIT B

Role of Initial Chairperson

The Company’s Board of Directors will include a Non-Executive Chair, initially Dean Metropoulos. Mr. Metropoulos will participate in the initial investor presentation to Primo Water Corporation shareholders and consult with the Lead Independent Director to set and schedule the agenda of the meetings of the Board of Directors. The Non-Executive Chair role will follow customary parameters for a non-employee director, description of which is included below. The Non-Executive Chair may participate in all proceedings of the committees of the Board of Directors. The initial Non-Executive Chair may, at the option of the Initial ORCP Stockholder, be designated by the Initial ORCP Stockholder as one of its two designees for the Nominating and Governance Committee (the “Governance Committee”) and the Compensation Committee, in addition to other committees assigned by the Board of Directors, during the two-year term referenced in Section 5.2(b); provided that in the event the initial Non-Executive Chair is not qualified to serve on the applicable committee under applicable law and stock exchange listing standards, the Nominating Sponsor Stockholders shall designate a different Sponsor Nominee to serve on such committee or committees.

The expectation is that the initial Non-Executive Chair will serve for two years in the Non-Executive Chair role, during which time the compensation will be commensurate with the current Primo Water Corporation role or market-based levels for companies of similar size.

The combined Company will adhere to current Primo Water Corporation policies applicable to members of the Board of Directors, including any share ownership guidelines, non-employee director compensation policies, insider trading and reporting policies, corporate governance guidelines, etc.

While in office, the initial Non-Executive Chair’s equity interest will be held, directly or indirectly, through the ORCP Stockholders and subject to the same restrictions on transfer as apply to the ORCP Stockholders, other than any equity interests purchased by, or granted to, the initial Non-Executive Chair directly. While in office, the initial Non-Executive Chair may not divest any Company equity he holds in a manner that would be reportable under applicable securities laws.

Because the role is an outside director role, neither the initial Non-Executive Chair nor his related persons and entities would be involved in day-to-day Company business as employees, consultants, independent contractors or otherwise; provided, that the initial Non-Executive Chair shall participate and represent the Board of Directors and the Company in certain communications with stockholders and other stakeholders.

The successor Non-Executive Chair will be chosen by an ad hoc committee of six directors, comprising three Unaffiliated Directors chosen by all Unaffiliated Directors and three Sponsor Nominees chosen by all Sponsor Nominees.

Non-Executive Chair Role Description:

•	Provides leadership to the Board of Directors

•	Provides support and advice to the chief executive officer (“CEO”)

•	Per the Company’s bylaws, holds the non-exclusive authority to call meetings of the Board of Directors and meetings of the independent Directors

•	Presides over:

•	Meetings of the Board of Directors,

•	Executive sessions of the independent Directors without management present, and

•	Annual and special meetings of stockholders

•	Briefs the CEO on issues and concerns arising in the executive sessions of the Board of Directors

•	Helps enable access to information to help the Board of Directors to monitor the Company’s performance and the performance of management

•	Facilitates communication between and among the independent directors and management

•	Coordinates periodic Board of Directors input and review of management’s strategic plan for the Company

•	Organizes the work of the Board of Directors

•	In consultation with Lead Independent Director, establishes the annual schedule of the meetings of the Board of Directors

•	In consultation with Lead Independent Director, sets the agendas for all meetings of the Board of Directors

•	Works with the Chair of the Nominating and Governance Committee with respect to:

•	the recruitment, selection and orientation of new members of the Board of Directors and committee composition; and the annual self-assessment and evaluation processes of the Board of Directors

•	Oversees the Compensation Committee’s development of appropriate objectives for the CEO and monitors the CEO’s performance

•	Coordinates and chairs the annual performance review of the CEO performed by the Board of Directors and communicates results to the CEO

•	Leads the review of the succession plan for the CEO and other key senior executives by the Board of Directors

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Attends and may participate in all Committee meetings ex officio and serves as a member of the Nominating and Governance Committee, Compensation Committee and such other Committees as assigned by the Board of Directors